SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant |_|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|	Preliminary Proxy Statement
|_|	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
|X|	Definitive Proxy Statement
|_|	Definitive Additional Materials
|_|	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

EDEN Bioscience Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|	No Fee Required

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value transaction:

5.	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

April 9, 2003

Dear EDEN Bioscience Shareholders:

     On behalf of EDEN Bioscience Corporation, I cordially invite you to attend our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 21, 2003 at 9:00 a.m. (local time) at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington.

     At the Annual Meeting, you will be asked to:

•	elect five directors to the EDEN Bioscience Board of Directors, and

•	transact any other business properly presented at the Annual Meeting.

     You will also have the opportunity to hear what has happened in our business during the past year and what our plans are for 2003 and to ask questions. You will find other detailed information about EDEN Bioscience and our operations, including our annual report on Form 10-K and audited financial statements for fiscal year 2002, in the enclosed materials.

     We hope you can join us on May 21. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

Sincerely, William T. Weyerhaeuser Chairman of the Board of Directors

EDEN Bioscience Corporation | 3830 Monte Villa Parkway, Suite 100 | Bothell, Washington 98021-6942 | T. 425.806.7300 | F. 425.806.7400  www.edenbio.com

EDEN Bioscience Corporation
3830 MonteVilla Parkway, Suite 100
Bothell, Washington 98021-6942

April 9, 2003

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, May 21, 2003

Dear EDEN Bioscience Shareholders:

     The 2003 Annual Meeting of Shareholders (the “Annual Meeting”) of EDEN Bioscience Corporation, a Washington corporation, will be held at the Wyndham Garden Hotel, located at 19333 North Creek Parkway, Bothell, Washington on Wednesday, May 21, 2003 at 9:00 a.m., local time. Only shareholders who owned stock of EDEN Bioscience at the close of business on the record date, March 31, 2003, can vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to:

•	elect five directors to our Board of Directors to serve for terms as described in the accompanying Proxy Statement, and

•	transact any other business properly presented at the Annual Meeting.

     Your board of directors unanimously recommends that you vote “FOR” the PROPOSED SLATE OF DIRECTORS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

     At the Annual Meeting, we will also report on our 2002 business results, plans for 2003 and other matters of interest to shareholders.

     To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

     The approximate date of mailing for this Proxy Statement and accompanying proxy card(s) is April 9, 2003.

BY ORDER OF THE BOARD OF DIRECTORS, Rhett R. Atkins President, Chief Executive Officer and Director

Please note that admission to the Annual Meeting will be limited to shareholders as of the March 31, 2003 record date or their authorized representatives, and guests.

IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF REISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

EDEN BIOSCIENCE CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The Board of Directors (“Board of Directors”) of EDEN Bioscience Corporation (“EDEN Bioscience”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at EDEN Bioscience’s 2003 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 21, 2003 at 9:00 a.m., local time, at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington.

     We intend to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about April 9, 2003.

Record Date, Outstanding Shares and Quorum

     Only those shareholders who owned our common stock at the close of business on March 31, 2003, the record date for the Annual Meeting, can vote. At the close of business on that date, there were 24,329,995 issued and outstanding shares of our common stock. The presence at the Annual Meeting of a majority of such shares, whether in person or by proxy, shall constitute a quorum for the transaction of business.

Revocability of Proxies

     If you give us your proxy, you have the power to revoke it at any time before it is exercised by:

•	notifying the Secretary of EDEN Bioscience in writing before the Annual Meeting that you revoke your proxy;

•	delivering to the Secretary of EDEN Bioscience before the Annual Meeting a signed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Solicitation of Proxies

     We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. Our directors, officers and employees will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for the reasonable expenses they incur in forwarding the material.

Voting

     You are entitled to one vote for each share of common stock you hold. For the election of directors, the directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the board. You are not entitled to cumulate votes in the election of directors.

     If your shares are represented by proxy, they will be voted in accordance with your instructions. If your proxy is signed and returned without any instructions given, your shares will be voted in accordance with our recommendation. We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in the Proxy Statement and the accompanying notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

     Abstentions from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes in the election of directors since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors.

     If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

PROPOSAL

ELECTION OF DIRECTORS

     In June 2002, Rhett R. Atkins, our President and Chief Executive Officer, was appointed to the Board of Directors to fill the vacancy created upon the resignation of Jerry L. Butler, our former President and Chief Executive Officer. In November 2002, Oscar C. Sandberg resigned his position on the Board of Directors and his chairmanship of the Audit Committee. In February 2003, the Board of Directors voted to increase the number of directors by one and appointed Richard N. Pahre and Gilberto H. Gonzalez to fill the two vacancies. Washington law and our bylaws provide that the term of a director appointed to fill a vacancy expires at the next annual meeting of shareholders at which directors are elected. Accordingly, five directors, divided among the following classes, will be elected at the 2003 Annual Meeting:

•	One Class I director will be elected to serve a two-year term expiring in 2005;

•	Three Class II directors will be elected to serve three-year terms expiring in 2006; and

•	One Class III director will be elected to serve a one-year term expiring in 2004.

     If elected, each director will serve until the end of his or her respective term or until his or her earlier retirement, resignation or removal. Biographical information regarding each of the nominees for the Board of Directors is set forth below. Unless otherwise instructed, the persons named as proxies on the accompanying proxy card intend to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the five nominees will be available to serve as our directors, if any of them should be unwilling or unable to serve, the persons named as proxies will vote for the election of such substitute nominee or nominees as may be designated by the Board of Directors. Ages listed are as of March 15, 2003.

Nominee for Election of Class I Director (term to expire in 2005)

     Richard N. Pahre (age 62) was appointed a member of the Board of Directors in February 2003. Mr. Pahre is a certified public accountant and, effective December 31, 2002, retired as a partner of the Moss Adams LLP public accounting firm. From August 1975 to December 2002, Mr. Pahre served as an audit partner of Moss Adams LLP, a public accounting firm that provides services to a wide range of public and private clients. Mr. Pahre joined the public accounting firm of Price Waterhouse & Co. in June 1962, and from June 1967 to August 1975 served as a Senior Audit Manager. Since 1993, Mr. Pahre has served on the Board of Directors and as Treasurer (non-executive) of Seattle Goodwill, a nonprofit organization. Mr. Pahre received a B.A. degree in accounting from the University of Washington.

Nominees for Election of Class II Directors (terms to expire in 2006)

     Gilberto H. Gonzalez (age 55) was appointed a member of the Board of Directors in February 2003. Mr. Gonzalez currently serves as Chairman of Evergreen Business Group, LLC, a company involved in real estate marketing, investing and development, and as Chairman of Select Capital Group, a financial services company. Beginning in 1970, Mr. Gonzalez has worked in the agricultural chemical business in various executive capacities in sales and marketing. Most recently, Mr. Gonzalez served as Executive Vice President of Micro Flo Company from 1991 to 1999, and Regional Sales Manager from 1985 to 1989. From 1970 to 1985, Mr. Gonzalez worked for Helena Chemical Company in a variety of managerial roles, most notably Division Manager of the Midwest and Northcentral Divisions, and as Director of the Andean Block for Vertac International, an international division of Helena. Mr. Gonzalez received a B.S. degree in Agricultural Business and Economics from Texas A&M University.

     Albert A. James (age 71) has served as one of our directors since May 1995 and as our Secretary from May 1995 to June 2000. Mr. James is a private investor and currently serves as a general partner in several real estate projects in the western United States. Mr. James has also served as a director of several privately held companies. From 1982 to November 1997, Mr. James served as Managing Partner of Bellevue Associates, a commercial real estate management company. He served as Secretary and Treasurer of Anthony’s Restaurants, a regional chain of restaurants, from 1976 to June 1995, and, from 1981 to March 1994, Mr. James served as Vice President of Alpine Industries, a window and laminated glass manufacturing company. In 1957, Mr. James founded a discount drug and cosmetic business that merged with a chain of discount retail drug stores, which was ultimately sold to Payless Drug Stores Northwest in 1969. Mr. James received a B.S. degree in Pharmacy from the University of Washington.

     Agatha L. Maza (age 63) has served as one of our directors since May 1995. From February 1994 to October 1995, Ms. Maza served as Chief Executive Officer of the National Testing Laboratory in Portland, a division of the American Red Cross involved in biological testing of blood. From July 1991 to January 1994, she served as Chief Executive Officer of Medical Arts Laboratory and, from January 1988 to December 1990, as Chief Executive Officer of Eastside Medical Laboratory, both of which are medical diagnostics services laboratories. Ms. Maza currently serves as Chief Executive Officer, President of Roadable Aircraft International, Inc., a start-up company involved in the research and development of new transportation technologies. Ms. Maza received a B.S. degree from Seattle University and an M.B.A. degree from City University and has completed the Executive Marketing Management Program at Stanford University.

Nominee for Election of Class III Director (term to expire in 2004)

     Rhett R. Atkins, D.B.A. (age 49) was appointed President, Chief Executive Officer and a member of the Board of Directors in June 2002. From January 2000 to June 2002, Dr. Atkins was President of Palmetto Ag Inc., a retail provider of seed and chemical crop inputs. From September 1991 to December 2000, Dr. Atkins worked for Micro Flo Company in various executive positions related to sales, marketing and research and development. From 1981 to 1991, Dr. Atkins worked for BASF in sales and marketing. Dr. Atkins received a B.S. degree from Clemson University, an M.B.A. degree from Campbell University and a D.B.A. degree from Nova Southeastern University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE

Number, Term and Election of Directors

     Our articles of incorporation provide that the number of directors shall be determined in the manner provided by our bylaws. Our bylaws provide that the number of directors shall not be less than four or more than ten, with the precise number to be determined by resolution of the Board of Directors. As discussed above, in June 2002, Rhett R. Atkins, our President and Chief Executive Officer, was appointed to the Board of Directors to fill the vacancy created upon the resignation of Jerry L. Butler, our former President and Chief Executive Officer. In November 2002, Oscar C. Sandberg resigned his position on the Board of Directors and his chairmanship of the Audit Committee of the Board of Directors. In February 2003, the Board of Directors voted to increase the number of directors by one and appointed Richard N. Pahre and Gilberto H. Gonzalez to fill the two vacancies.

     The Board of Directors is currently composed of eight directors and divided into three classes as follows:

•	Two Class I Directors — Mr. Pahre, who has been nominated for election at this Annual Meeting, and John W. Titcomb, Jr. Mr. Titcomb's term, and, if elected, Mr. Pahre's term, will expire at the 2005 annual meeting.

•	Three Class II Directors — Messrs. Gonzalez and James and Ms. Maza, whose terms expire at the 2003 Annual Meeting and who have been nominated for re-election to three-year terms ending in 2006.

•	Three Class III Directors — Dr. Atkins, who has been nominated for election at this Annual Meeting, Jon E. M. Jacoby and William T. Weyerhaeuser. Mr. Jacoby's and Dr. Weyerhaeuser's terms, and, if elected, Dr. Atkins' term, will expire at the 2004 annual meeting.

     Generally, one class of directors will be elected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

     The following individual is a continuing Class I Director (term to expire in 2005) and is not standing for election this year:

     John W. Titcomb, Jr. (age 52) has served as one of our directors since May 1995 and as Assistant Secretary from December 1997 to June 2000. Mr. Titcomb is a private investor and currently serves as a director of several privately held companies involved in various technology and manufacturing businesses. Mr. Titcomb received an A.B. degree from Harvard College and a J.D. degree from Harvard Law School.

     The following individuals are continuing Class III Directors (terms to expire in 2004) and are not standing for election this year:

     Jon E. M. Jacoby (age 64) has served as one of our directors since February 1999. Mr. Jacoby has been employed by Stephens Inc. and Stephens Group, Inc., collectively engaged in investment banking and other business activities, since 1963 and is presently a director and officer of each of those companies. He is also a director of Delta & Pine Land Company, an agricultural products company; Power-One, Inc., a power supplies manufacturer; and Sangamo Biosciences, a biotechnology company. Mr. Jacoby received a B.S. degree from the University of Notre Dame and an M.B.A. degree from Harvard Business School.

     William T. Weyerhaeuser, Ph.D. (age 59) has served as Chairman of the Board of Directors since November 2001 and as one of our directors since May 1998. Dr. Weyerhaeuser was in private practice as a clinical psychologist from 1975 to 1999. From May 1993 to June 1994, he served as President of Rock Island Company, a private investment company, and from July 1994 to June 1998 as its Chairman of the Board and Chief Executive Officer. Dr. Weyerhaeuser currently serves as a director of several privately held companies and foundations, and of two other public companies, Potlatch Corporation, a timber and paper products company, and Columbia Banking System, Inc., a financial institution. Dr. Weyerhaeuser received a B.A. degree from Stanford University, an M.A. degree from Fuller Theological Seminary and a Ph.D. degree from the Fuller Graduate School of Psychology.

Board Meetings and Attendance of Directors

     During 2002, there were 11 meetings of the Board of Directors and six meetings of each of the Audit Committee and the Compensation Committee of the Board of Directors. Each of EDEN Bioscience’s directors attended at least 75% of the board meetings, and the meetings of the committees on which he or she serves, held in 2002 during that director’s service on the board.

Compensation of Directors

     Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees.

     In the past, our non-employee directors have received options to purchase shares of our common stock in consideration of their service on the Board of Directors. In August 2000, the Board of Directors granted each non-employee director a ten-year option to purchase 30,000 shares of our common stock at an exercise price of $14.00 per share, with each option to vest annually in equal installments on the first, second and third anniversaries of the date of grant. No options to purchase our common stock were granted to our directors in 2002 or 2001. In February 2003, the Board of Directors granted each of Messrs. Gonzalez and Pahre ten-year options to purchase 35,000 shares of our common stock at an exercise price of $1.40 per share, of which options to purchase 5,000 shares were vested immediately and options to purchase 30,000 shares vest annually in equal installments on the first, second and third anniversaries of the date of grant.

Information on Audit and Compensation Committees of the Board

     The Audit Committee currently consists of Ms. Maza and Messrs. Jacoby, Pahre and Titcomb. Mr. Pahre joined the Board of Directors in February 2003 and was appointed to the Audit Committee in March 2003. The Audit Committee acts on the selection and retention of independent auditors, reviews the scope and results of the audit with the independent auditors and management and reviews and evaluates our control functions. The Audit Committee met six times in 2002.

     The Compensation Committee currently consists of Dr. Weyerhaeuser and Messrs. Gonzalez, James and Titcomb. Mr. Gonzalez joined the Board of Directors in February 2003 and was appointed to the Compensation Committee in March 2003. The Compensation Committee establishes and reviews the compensation and benefits of our executive officers, considers incentive compensation plans for our employees and carries out duties assigned to the committee under our option plans and our employee stock purchase plan. The Compensation Committee met six times in 2002.

Compensation Committee Interlocks and Insider Participation

     During the year ended December 31, 2002, Dr. Weyerhaeuser and Messrs. James and Titcomb served on our Compensation Committee, and none of these committee members served as an officer or employee of EDEN Bioscience during that time. Mr. James served as our Secretary from May 1995 to June 2000, and Mr. Titcomb served as our Assistant Secretary from December 1997 to June 2000. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Executive Officers Who Are Not Directors

     Bradley S. Powell (age 42) served as our Interim President from November 2001 to June 2002, and has served as Secretary since June 2000 and as Chief Financial Officer and Vice President of Finance since July 1998. From March 1994 to July 1998, he served as Vice President and Corporate Controller of Omega Environmental, Inc., a provider of products and services to owners of underground storage tanks. In 1983, Mr. Powell joined KPMG Peat Marwick, an international public accounting firm, as a certified public accountant and, from 1990 to March 1994, served as a Senior Audit Manager. Mr. Powell received a B.S. degree from Central Washington University.

     Zhongmin Wei, Ph.D. (age 46) has served as our Chief Scientific Officer since November 2001, as Vice President of Research since May 1998, and served as Director of Research from April 1997 to May 1998 and as Senior Scientist from June 1996 to April 1997. From November 1995 to April 1996, Dr. Wei served as Principal Investigator at the Institute of Molecular Agrobiology in Singapore, an agricultural biotechnology research organization. From July 1992 to June 1996, Dr. Wei served as a Research Scientist and, from September 1989 to September 1992, as a Post-Doctoral Associate at the Cornell University School of Agricultural and Life Sciences. Dr. Wei received a B.S. degree from Zhejiang University and M.S. and Ph.D. degrees from Nanjing Agricultural University, both in the People's Republic of China.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

     The following table summarizes certain information regarding the beneficial ownership of our common stock as of March 11, 2003 for:

•	each executive officer named in the Summary Compensation Table;

•	each of our directors;

•	all our directors and executive officers as a group; and

•	each person or group that we know owns more than 5% of our common stock.

     Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the “SEC”) and includes shares over which the indicated beneficial owner exercises sole or shared voting or investment power. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 11, 2003 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of our common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of EDEN Bioscience.

	Shares of EDEN Bioscience Corporation Common Stock
Name of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Executive Officers and Directors
William T. Weyerhaeuser	1,215,340	(2)	4.98%
Agatha L. Maza	662,471	(3)	2.72%
Jon E. M. Jacoby	626,666	(4)	2.58%
Albert A. James	602,699	(5)	2.48%
John W. Titcomb, Jr	382,711	(6)	1.57%
Zhongmin Wei	351,000	(7)	1.42%
Bradley S. Powell	164,533	(8)	*
Gilberto H. Gonzalez	5,000	(9)	*
Richard N. Pahre	5,000	(9)	*
Rhett R. Atkins	—		*
All directors and executive officers as a group (10 persons)	4,015,420	(10)	16.04%

5% Shareholder
Stephens Group, Inc.	4,292,516	(11)	17.56%
111 Center Street — Suite 2500
Little Rock, AR 72201

*	Less than 1%.

(1)	Based on 24,308,495 shares outstanding as of March 11, 2003.

(2)	Represents 259,500 shares owned directly by Dr. Weyerhaeuser; 858,673 shares held by the WBW Trust Number One, of which Dr. Weyerhaeuser is trustee; 10,000 shares owned by Dr. Weyerhaeuser’s wife; 250 shares owned by one of Dr. Weyerhaeuser’s sons; 250 shares owned by a trust for Dr. Weyerhaeuser’s other son, of which Dr. Weyerhaeuser’s wife is trustee; and 86,667 shares subject to warrants and options exercisable within 60 days after March 11, 2003. Dr. Weyerhaeuser disclaims beneficial ownership of shares held by his wife, one of his sons and the trust established for his other son, except to the extent of his pecuniary interest in such shares.

(3)	Represents 310,200 shares owned directly by Ms. Maza; 151,191 shares held by Prudential Securities as custodian for the Agatha L. Maza IRA; 1,000 shares owned by Ms. Maza’s spouse; 135,080 shares held by the Maza Family LLC, of which Ms. Maza is a co-manager; and 65,000 shares subject to options that are exercisable within 60 days after March 11, 2003. Ms. Maza disclaims beneficial ownership of shares held by the Maza Family LLC, except to the extent of her pecuniary interest in such shares.

(4)	Includes 45,000 shares owned directly by Mr. Jacoby; 236,500 shares owned by Jacoby Enterprises, Inc.; 666 shares owned by Jon E.M. Jacoby IRA; and 20,000 shares subject to options that are exercisable within 60 days after March 11, 2003. Also includes the following shares as to each of which Mr. Jacoby disclaims beneficial ownership, except to the extent of his pecuniary interest in such shares: 2,000 shares owned by Grandchild’s Trust One and 2,000 shares owned by Grandchild’s Trust Three as to each of which Mr. Jacoby, as co-trustee, has shared power of disposition and shared power to vote; 60,000 shares owned by Warren & Harriet Stephens Children’s Trust and 240,000 shares owned by Warren Stephens Grantor’s Trust as to each of which Mr. Jacoby, as sole trustee, has sole power of disposition and sole power to vote; and 20,500 shares owned by Etablissement Landeco Vaduz, as to which Mr. Jacoby has shared power of disposition and no power to vote pursuant to a power of attorney granted to Mr. Jacoby. Does not include 4,159,183 shares, or 133,333 shares subject to warrants exercisable within 60 days after March 11, 2003, beneficially owned by Stephens Group, Inc., of which Mr. Jacoby is a director and an executive vice president.

(5)	Represents 115,556 shares held by the Albert A. James Family Partnership; 467,143 shares held by the Albert A. James Living Trust (UTA 1/16/89), of which Mr. James is trustee; and 20,000 shares subject to options that are exercisable within 60 days after March 11, 2003.

(6)	Includes 271,036 shares owned directly by Mr. Titcomb and 91,675 shares held by Frederick W. Titcomb, as custodian for the benefit of John W. Titcomb, Jr.'s minor children. Mr. John W. Titcomb, Jr. disclaims beneficial ownership of all such shares held by Frederick W. Titcomb, except to the extent of his pecuniary interest in such shares. Also includes 20,000 shares subject to options exercisable within 60 days after March 11, 2003.

(7)	Represents 9,000 shares owned directly by Dr. Wei and 342,000 shares subject to options exercisable within 60 days after March 11, 2003.

(8)	Represents 6,000 shares owned directly by Mr. Powell; 158,333 shares subject to options exercisable within 60 days after March 11, 2003; and 200 shares held in a trust for the benefit of Mr. Powell’s minor sons, of which Mr. Powell’s father serves as trustee. Mr. Powell disclaims beneficial ownership of all such shares held in trust, except to the extent of his pecuniary interest in such shares.

(9)	Represents 5,000 shares subject to options exercisable within 60 days after March 11, 2003.

(10)	Includes 722,000 shares subject to options and warrants that are exercisable within 60 days after March 11, 2003.

(11)	Includes 4,139,333 shares beneficially owned by Stephens-EBC, LLC, of which Stephens Group, Inc. is the sole managing member. Jon E. M. Jacoby, a director of EDEN Bioscience, is a director and an executive vice president of Stephens Group, Inc. Stephens-EBC, LLC has contributed all of its shares to a voting trust pursuant to which the trustee of the trust, an individual not affiliated with Stephens Group, Inc., has sole voting power. The trustee is required to vote such shares “for” or “against” proposals submitted to our shareholders in the same proportion as the votes cast “for” or “against” such proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement expires in 2010 or such earlier time as Stephens Inc. ceases to be a market maker of our common stock. Also includes 133,333 shares subject to warrants exercisable within 60 days after March 11, 2003 and 19,850 shares beneficially owned by Stephens Inc., the second-tier wholly owned subsidiary of Stephens Group, Inc., representing shares held in the market-making inventory of Stephens Inc. and shares owned by clients in accounts over which Stephens Inc. exercises discretionary trading authority.

Equity Compensation Plan Information

     The following table presents summary information about our equity compensation plans at December 31, 2002:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by
security holders	1,868,452	$5.47	2,400,134	(1)
Equity compensation plans not approved
by security holders (2)	232,217	13.61	—

Total	2,100,669	6.37	2,400,134

(1)	The 2000 Stock Incentive Plan (the “2000 Plan”) incorporates an evergreen formula pursuant to which the number of shares authorized for issuance is increased annually on the first day of each fiscal year by a number of shares equal to the least of (a) 1,500,000 shares; (b) 5% of the outstanding shares of common stock on a fully diluted basis as of the end of the immediately preceding year; and (c) a lesser amount as may be determined by the Board of Directors. The Board of Directors determined that no additional shares would be added to the 2000 Plan for 2003 and 2002. Under the 2000 Plan, we may make awards of our common stock or awards denominated in units of our common stock.

The 2000 Employee Stock Purchase Plan (the “2000 Stock Purchase Plan”) authorizes the issuance of a total of 500,000 shares of common stock, plus an automatic annual increase, to be added on the first day of our fiscal year beginning in 2002, equal to the least of (a) 250,000 shares; (b) 1% of the outstanding shares of common stock as of the end of the immediately preceding fiscal year on a fully diluted basis, and (c) a lesser amount determined by the Board of Directors. The Board of Directors determined that no additional shares would be added to the 2000 Stock Purchase Plan for 2003 and 2002.

(2)	Represents warrants to purchase 32,217 shares of our common stock issued between 1996 and 1998 to placement agents for the sale of convertible preferred stock. These warrants are exercisable immediately at a price of $5.00 per share and expire in November 2003. Also includes warrants to purchase 133,333 shares of our common stock at $15.00 per share issued to Stephens Group, Inc. and warrants to purchase 66,667 shares of our common stock at $15.00 per share issued to WBW Trust Number One, in connection with credit facilities established with these entities. These credit facilities terminated upon our initial public offering. These warrants are currently exercisable and expire in August 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires EDEN Bioscience’s officers, directors and persons who own more than 10% of a registered class of EDEN Bioscience’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish EDEN Bioscience with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no forms were required for those persons, EDEN Bioscience believes that during 2002 all of its officers, directors and greater-than-10% beneficial owners complied with all applicable filing requirements of Section 16(a).

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides information concerning the compensation earned for services rendered to EDEN Bioscience in all capacities for the year ended December 31, 2002 by our chief executive officer and our other two executive officers whose total salary and bonus exceeded $100,000. We refer to these executive officers in other parts of this Proxy Statement as our “Named Executive Officers.”

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)		Securities Underlying Options (#)		All Other Compen- sation ($)
Rhett R. Atkins (1)	2002	$116,827	$—	$3,026	(2)	500,000		$14,364	(3)
President, Chief Executive Officer
and Director

Bradley S. Powell	2002	195,500	15,000	—		150,000		—
Vice President Finance, Chief	2001	193,000	—	—		—		—
Financial Officer and Secretary	2000	170,438	87,750	—		100,000		—

Zhongmin Wei	2002	202,000	15,000	—		—		—
Chief Scientific Officer and Vice	2001	199,500	—	—		—		—
President of Research	2000	176,750	91,000	—		250,000	(4)	—

(1)	Dr. Atkins joined EDEN Bioscience as President and Chief Executive Officer in June 2002.

(2)	Consists of amounts reimbursed for the payment of taxes relating to the reimbursement of certain expenses incurred by Dr. Atkins in connection with his relocation.

(3)	Consists of reimbursement of expenses incurred by Dr. Atkins in connection with his relocation.

(4)	On June 17, 2002, we offered to exchange certain outstanding options to purchase shares of our common stock granted to our then-current U.S. employees and officers (other than our Chief Financial Officer and then-Interim President) for new options to be granted under the 2000 Stock Incentive Plan on a date that was at least six months and one day after the date that we cancelled the tendered options. Dr. Wei tendered the options listed above for cancellation, including options to purchase 100,000 shares of our common stock at $6.00 per share, of which options to purchase 66,666 shares were vested, and options to purchase 150,000 shares of our common stock at $14.00 per share, of which options to purchase 50,000 shares were vested. We cancelled the tendered options on July 17, 2002. On January 21, 2003, based on the terms and subject to the conditions of the offer, we granted to Dr. Wei replacement options to purchase 250,000 shares of our common stock, subject to new option agreements we executed with Dr. Wei. Each new option has an exercise price of $1.64 per share (the fair market value of our common stock on the date of grant) and vests over four years at a rate of 25% on each anniversary of the vesting start date of the tendered option that it replaced. Consequently, replacement options granted to Dr. Wei to purchase 125,000 shares of our common stock were vested immediately upon grant and the options to purchase the remaining 125,000 shares will vest in 2003 and 2004.

Option Grants in Last Fiscal Year

     The following table sets forth information regarding stock options granted to Named Executive Officers during the year ended December 31, 2002.

	Individual Grants
	Number of securities underlying options	Percent of total options granted to employees in	Exercise	Expiration	Potential realizable value at assumed annual rates of stock price appreciation for option term
Name	granted (#)	fiscal year	price ($/Sh)	date	5% ($)	10% ($)
Rhett R. Atkins	500,000	74%	$1.54	6/14/12	$484,249	$1,227,182
Bradley S. Powell	150,000	22%	1.54	6/14/12	145,275	368,155

     The figures above represent options granted under our 2000 Plan. During 2002, we granted options to purchase a total of 676,000 shares of our common stock. All options were granted at exercise prices equal to the fair market value of our common stock on the dates of grant. The options granted to Dr. Atkins and Mr. Powell vest over four years at a rate of 25% on each anniversary of the grant date and expire ten years from the grant date.

     The potential realizable value represents amounts, net of exercise price before taxes, which may be realized upon exercise of the option immediately prior to the expiration of the term assuming stock price appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     No stock options were exercised by the Named Executive Officers during the year ended December 31, 2002. The following table sets forth information regarding unexercised stock options held by Named Executive Officers as of December 31, 2002.

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)			Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
Name	Exercisable		Unexercisable	Exercisable		Unexercisable
Rhett R. Atkins	—		500,000	$—		$—
Bradley S. Powell	141,666		183,334	—		—
Zhongmin Wei	192,000	(2)	—	60,560	(2)	—

(1)	Amounts equal the closing price of our common stock as reported on The Nasdaq National Market on December 31, 2002 ($1.43 per share), less the option exercise price, multiplied by the number of shares of exercisable or unexercisable, as the case may be, in-the-money options. The per-share closing price at year-end is not necessarily indicative of future price performance. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

(2)	Represents options not tendered by Dr. Wei pursuant to our offer dated June 21, 2002 to exchange certain outstanding stock options for new options granted in January 2003, as more fully described in Footnote 4 to the Summary Compensation Table above. Does not include replacement options to purchase 250,000 shares of our common stock granted to Dr. Wei on January 21, 2003, based on the terms and subject to the conditions of the exchange offer.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

     Dr. Wei's and Mr. Powell's Employment Agreements

     In August 2000, we entered into an employment agreement with Dr. Wei. Pursuant to the agreement, we agreed to pay Dr. Wei a base salary to be determined from time to time by our Board of Directors. In addition, the agreement provides that he may be entitled to receive an annual bonus in an amount to be determined by our Board of Directors.

     Under the agreement, Dr. Wei is subject to noncompetition and noninterference provisions during his employment and for 18 months following termination of his employment, to a customary inventions assignment provision during his employment and for three years after termination, and to a customary confidentiality provision at all times during and after his employment. In consideration for the noncompetition covenants, we will pay Dr. Wei his then applicable annual base salary, and will reimburse him for health care benefits for himself and his dependents, during the 18-month post-termination noncompetition period so long as he complies with his noncompetition, noninterference, inventions assignment and confidentiality obligations.

     In addition to payments made in connection with his noncompetition covenant, if we terminate Dr. Wei’s employment for any reason, all of his unvested options will accelerate and become fully vested and exercisable, and he will be entitled to any unpaid annual base salary, accrued vacation and deferred compensation in addition to any payments made pursuant to his noncompetition provision. This employment agreement is effective for a term of three years, unless earlier terminated in accordance with its terms.

     Pursuant to an agreement we entered into with Mr. Powell in January 2002, if Mr. Powell’s employment is terminated by EDEN Bioscience without cause, as defined in the agreement, he will receive severance payments equal to six months annual base salary.

     Change-in-Control Agreements

     In August 2000, we entered into change-in-control agreements with Mr. Powell and Dr. Wei. The agreements for Mr. Powell and Dr. Wei provide that, upon a change in control, we would continue to employ them, and they would remain in our employ, for a period of two years following a change in control. During that time, the agreements each provide that the position, authority, duties and responsibilities of the executives would be substantially the same as they were during the 90-day period prior to the change in control, and that their annual base salaries would be at least equal to their annual base salaries established by our Board of Directors prior to the change in control.

     If, during this two-year period, the employment of the executives is terminated by us other than for cause, as defined in the agreements, or by the executives for good reason, as defined in the agreements, the terminated executive would be entitled to receive:

•	his annual base salary, and pro rata annual bonus, through the date of termination, and any deferred compensation; and

•	a severance payment equal to twice the sum of his annual base salary and the average of his past three annual bonuses.

     In addition, the terminated executive’s unvested options would accelerate and become fully vested and exercisable. If the executive’s employment is terminated by us for cause or by the executives without good reason, the terminated executive will receive only the amount of his annual base salary and other deferred compensation then due.

     Mr. Powell’s and Dr. Wei’s change-in-control agreements each provide that the executive is subject to noncompetition and noninterference provisions during his employment and for 18 months thereafter, to a customary inventions assignment provision during his employment and for three years thereafter and to a customary confidentiality provision at all times during and after his employment.

     2000 Stock Incentive Plan

     In the event of certain corporate transactions, such as a merger or sale of all or substantially all of the assets of EDEN Bioscience, each outstanding award under our 2000 Stock Incentive Plan will be assumed or replaced with a comparable award by EDEN Bioscience’s successor corporation or parent thereof. If the successor will not assume or replace the awards, outstanding options will become 100% vested and exercisable immediately before the corporate transaction. To the extent that options accelerate due to a corporate transaction, the restrictions on restricted stock awards also lapse. If awards are assumed or replaced in a corporate transaction, such awards will become fully vested and exercisable (and any forfeiture or repurchase rights applicable to restricted stock awards will lapse) if a holder’s services are terminated in contemplation of the corporate transaction or within three years of the corporate transaction, unless services are terminated for cause or the holder terminates services without good reason.

     2000 Employee Stock Purchase Plan

     In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of our assets, each outstanding option to purchase shares under our 2000 Employee Stock Purchase Plan will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of a proposed liquidation or dissolution of EDEN Bioscience, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

     1995 Combined Incentive and Nonqualified Stock Option Plan

     In a stock-for-stock transaction involving a merger, consolidation, acquisition of property or stock or a reorganization, the Board of Directors and a successor company may determine that all outstanding options under our 1995 Combined Incentive and Nonqualified Stock Option Plan (the “1995 Plan”) will be converted into options to purchase shares of the other corporation. If options are not assumed in a transaction, outstanding options will become fully vested and exercisable immediately before the transaction and will terminate upon the effectiveness of the transaction. If options are converted into options to purchase stock of a successor company, such options will become fully vested and exercisable if an individual’s services are terminated in contemplation of a transaction or within three years of such transaction, unless services are terminated for cause or the individual terminates services without good reason. Effective on the date of our initial public offering, no additional options will be granted under our 1995 Plan.

Report on Executive Compensation by the Compensation Committee

     The Compensation Committee has furnished the following report on executive compensation. The Compensation Committee, which is composed of four non-employee, outside directors, establishes and reviews the compensation and benefits of our executive officers, considers incentive compensation plans for our employees and carries out duties assigned to the committee under our option plans and our employee stock purchase plan.

     Compensation Philosophy. Our compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of our shareholders. We believe that this will encourage the creation of additional shareholder value. The compensation policies are designed to achieve the following objectives:

•	offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value;

•	maintain a significant portion of our executives’ total compensation at risk, tied to both the annual and long-term financial performance of EDEN Bioscience; and

•	further our short- and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

     Compensation Program. Our executive compensation program has three major integrated components: base salary, annual incentive awards and long-term incentives. We emphasize the award of stock options as long-term incentives to executive officers.

     Base Salary. Base salary levels are determined annually by reviewing skills, performance level and contribution to the business of individual executives.

     Annual Incentive Awards. Annual cash bonus awards are based on an assessment by the Board of Directors of an individual executive’s performance and of the achievement of corporate objectives, among which include the following:

•	achievement of planned revenue targets;

•	management of expenditures to levels established in the annual budget;

•	progress toward development of product extensions and new products that utilize natural plant systems; and

•	progress toward development of new markets for our product and possible future products.

     Based on the additional responsibilities and duties assumed by Mr. Powell and Dr. Wei during the search for a new President and Chief Executive Officer and the related transition period, each received a bonus of $15,000 in 2002.

     Long-Term Incentives. The Compensation Committee views stock options as an important part of its long-term, performance-based compensation program. The committee believes that stock ownership is an excellent vehicle for compensating its officers and employees. We provide long-term incentives through our stock option plans. The purpose of the plans is to create a direct link between executive compensation and increases in shareholder value. Stock options are granted at fair market value and vest in installments generally over three to five years. Thus, the value of the shareholders’ investment must appreciate before the optionee receives any financial benefit. Additionally, the employee must remain in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in our employ. When determining option awards for an executive officer, the committee considers the executive’s current contribution to company performance, the anticipated contribution to meeting our long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Typically, options are granted on hire date and periodically thereafter.

     Chief Executive Officer Compensation. In January 2002, the Board of Directors retained Kincannon & Reed to conduct a nationwide search for a new President and Chief Executive Officer. After consideration of several candidates, the Board of Directors hired Dr. Atkins in June 2002 at an annual base salary of $225,000 and granted him options to purchase 500,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. The amount of Dr. Atkins’ annual base salary and the number of stock options granted him were determined after consideration of Dr. Atkins’ job performance expectations, the advice and recommendation of Kincannon & Reed and other factors. Dr. Atkins did not receive a bonus in 2002.

     Mr. Powell served as our interim President and Chief Executive Officer from November 2001 to June 2002. Mr. Powell’s 2002 annual base salary, effective February 16, 2001, was $195,500. As noted above, based on the additional responsibilities and duties assumed by Mr. Powell during the search for a new President and Chief Executive Officer and the related transition period, he received a bonus of $15,000 in 2002.

     Stock Option Exchange Program. On June 17, 2002, we offered to exchange certain outstanding options to purchase shares of our common stock granted to our then-current U.S. employees and officers (other than our Chief Financial Officer and then-Interim President) for new options to be granted under the 2000 Stock Incentive Plan on a date that was at least six months and one day after the date on which we cancelled the tendered options. The offer was made pursuant to a tender offer that expired on July 17, 2002. Employees who participated in the offer were required to tender all stock options granted to them in October and November 2001, other than any options that may have been granted during that period expressly in connection with a promotion, with an exercise price of $7.00 per share for cancellation without replacement. On July 17, 2002, options to purchase 788,900 shares of our common stock (representing approximately 56% of the shares subject to options eligible for participation in the offer) were tendered for cancellation, of which options to purchase 584,200 shares were tendered for exchange and options to purchase 204,700 shares were tendered for cancellation without replacement. On January 21, 2003, we granted new options to purchase 558,700 shares of our common stock. Each new option has an exercise price of $1.64 per share (the fair market value of our common stock on the date of grant) and vests over four years at a rate of 25% on each anniversary of the vesting start date of the tendered option that it replaced.

     The Board of Directors, upon recommendation of the Compensation Committee, approved the exchange offer because it believes that providing employees, including executive officers, with the benefit of owning options that may increase in value over time fosters employee loyalty and creates performance incentives that, in turn, maximize shareholder value. Because the tendered options had exercise prices significantly higher than the current market price of our common stock at the time of the offer, the Board of Directors determined that an exchange offer was an appropriate mechanism to retain employees and advance our goal of increasing shareholder value.

     The following table provides information about participation in the option exchange program by our Named Executive Officers:

Name	Date	Number of Securities Underlying Options Exchanged (#)	Market Price of Stock at Time of Exchange ($)	Exercise Price at Time of Exchange ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Exchange (in Months)
Zhongmin Wei (1)	7/17/02	100,000	$1.57	$ 6.00	$1.64	91
Vice President of	7/17/02	150,000	1.57	14.00	1.64	97
Research and Chief
Scientific Officer

(1)	In exchange for the cancellation of options to purchase an aggregate of 250,000 shares of our common stock, of which options to purchase 116,666 shares were vested, Dr. Wei received new options to purchase 250,000 shares of our common stock, of which options to purchase 125,000 shares were vested immediately, with the remaining portion of the options to vest in 2003 and 2004.

     162 Limitation. Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. However, compensation that qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders. The Compensation Committee does not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. The stock option plans are designed to qualify for the performance-based exemption.

The Compensation Committee of the Board of Directors John W. Titcomb, Jr., Chairman Gilberto H. Gonzalez Albert A. James William T. Weyerhaeuser

Performance Graph

     Set forth below is a line graph comparing the cumulative return to the shareholders of EDEN Bioscience’s common stock with the cumulative return of (a) The Nasdaq Stock Market U.S. Index and (b) the Nasdaq Biotechnology Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period commencing September 27, 2000 (the date of our initial public offering) and ending on December 31, 2002. The stock price performance shown in this graph is not necessarily indicative of future stock price performance.

Comparison of 27-Month Cumulative Total Return
Among EDEN Bioscience Corporation, the Nasdaq Stock Market (U.S.) Index
and the Nasdaq Biotechnology Index

	Cumulative Total Return
Quarter Ended	EDEN Bioscience Corporation	Nasdaq Stock Market (U.S.)	Nasdaq Bio-technology Index
9/27/00	$100.00	$100.00	$100.00
9/30/00	220.00	100.41	101.13
12/31/00	199.59	67.23	86.00
3/31/00	99.17	50.18	65.08
6/30/01	66.60	59.14	79.26
9/30/01	50.80	41.04	63.03
12/31/01	33.80	53.34	72.11
3/31/02	16.00	50.54	64.68
6/30/02	13.27	40.29	43.44
9/30/02	12.07	32.32	40.58
12/31/02	9.53	36.87	44.84

REPORT OF THE AUDIT COMMITTEE

     The members of the Audit Committee are independent as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Board of Directors adopted a written Audit Committee Charter. The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2002 with the management of EDEN Bioscience. Additionally, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and required communications from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors’ independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in EDEN Bioscience’s annual report on Form 10-K for fiscal year 2002.

The Audit Committee of the Board of Directors Jon E. M. Jacoby, Interim Chairman Agatha L. Maza Richard N. Pahre John W. Titcomb, Jr.

INDEPENDENT AUDITORS

Change of Independent Public Accountants

     On May 8, 2002, upon recommendation of the Audit Committee, the Board of Directors decided to no longer engage Arthur Andersen LLP (“Andersen”) as our independent public accountants and engaged KPMG LLP (“KPMG”) to serve as our independent public accountants for 2002.

     Andersen’s reports on our consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the years ended December 31, 2001 and 2000 and through May 8, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreements in connection with its report on our consolidated financial statements for such years. Additionally, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, during these periods.

     We provided Andersen with a copy of the foregoing disclosures and filed with our current report on Form 8-K regarding this matter (filed with the SEC on May 14, 2002) a letter from Andersen to the SEC, dated May 13, 2002, stating its agreement with such statements.

     During the years ended December 31, 2001 and 2000 and through May 8, 2002, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     The aggregate fees billed for professional services rendered by KPMG and Andersen for fiscal years 2002 and 2001 were as follows:

	KPMG				Andersen
	2002		2001		2002		2001
Audit Fees	$77,300		$—		$10,000		$86,000
Audit-Related Fees	1,250	(1)	—		—		—
Tax Fees	18,900	(2)	—		3,400	(2)	39,581	(2)
All Other Fees	52,690	(3)	59,087	(3)	—		—

Total Fees	$150,140		$59,087		$13,400		$125,581

(1)	Amount relates to consultation and advice regarding the stock option exchange program described under the section in this Proxy Statement entitled “Report on Executive Compensation by the Compensation Committee.”

(2)	Amount relates to tax compliance, tax advice and tax planning services.

(3)	Amount relates to local tax, legal and consulting services provided by KPMG in Europe. Does not include any fees for financial information systems design and implementation.

     The Audit Committee has considered whether KPMG’s provision of non-audit services is compatible with maintaining that firm’s independence from EDEN Bioscience.

     KPMG, independent auditors, has been selected to audit the financial statements of EDEN Bioscience for the fiscal year ending December 31, 2003. KPMG has audited our financial statements since May 2002, when they were selected to succeed Andersen. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in EDEN Bioscience’s proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at EDEN Bioscience’s 2004 annual meeting must give notice of the proposal to EDEN Bioscience no later than December 10, 2003 to be considered for inclusion in the proxy statement and form of proxy relating to the 2004 annual meeting.

     Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to EDEN Bioscience no earlier than February 13, 2004 and no later than March 15, 2004 pursuant to EDEN Bioscience’s bylaws. Receipt by EDEN Bioscience of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in EDEN Bioscience’s proxy materials or its presentation at the 2004 annual meeting, as such proposals are subject to certain requirements and restrictions set forth in the proxy rules and EDEN Bioscience’s bylaws. For such proposals that are not timely filed, EDEN Bioscience retains discretion to vote proxies it receives. For such proposals that are timely filed, EDEN Bioscience retains discretion to vote proxies it receives, provided that (a) it includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (b) the proponent does not issue a proxy statement.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

     Copies of the EDEN Bioscience 2002 annual report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC, are being mailed to shareholders, together with this Proxy Statement, form of proxy and notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of EDEN Bioscience, at 3830 Monte Villa Parkway, Suite 100, Bothell, Washington 98021-6942.

By order of the Board of Directors, Rhett R. Atkins President, Chief Executive Officer, and Director

Bothell, Washington
April 9, 2003

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

EDEN BIOSCIENCE CORPORATION

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Bradley S. Powell and M. Philip Romney (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of EDEN Bioscience Corporation to be held at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington on Wednesday, May 21, 2003 at 9:00 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposal listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETEACH HERE ^

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.	Please Mark Here for Address Change or |_| Comments SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS:
WITHHOLD
	Class I (term expiring 2005) 01 Richard N. Pahre	FOR all nominees listed	AUTHORITY to vote for
		(except as withheld)	nominees listed
	Class II (term expiring 2006) 02 Gilberto H. Gonzalez 03 Albert A. James 04 Agatha L. Maza	|_|	|_|

Class III (term expiring 2004) 05 Rhett R. Atkins

WITHHOLD AUTHORITY to vote for the following Directors:

IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY.

Signature	Signature	Date	, 2003

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

^ FOLD AND DETEACH HERE ^